Filed pursuant to Rule 424(b)(3)
Registration No. 333-184677

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

SUPPLEMENT NO. 6, DATED SEPTEMBER 24, 2014,
TO THE PROSPECTUS, DATED MAY 21, 2014

This prospectus supplement, or this Supplement No. 6, is part of the prospectus of American Realty Capital Healthcare Trust II, Inc., or the Company, dated May 21, 2014, or the Prospectus, as supplemented by Supplement No. 3, dated July 30, 2014, or Supplement No. 3, Supplement No. 4, dated August 11, 2014, or Supplement No. 4, and Supplement No. 5, dated September 10, 2014, or Supplement No. 5. This Supplement No. 6 supplements, modifies, supersedes and replaces certain information contained in the Prospectus, Supplement No. 3, Supplement No. 4 and Supplement No. 5 and should be read in conjunction with the Prospectus, Supplement No. 3, Supplement No. 4 and Supplement No. 5. This Supplement No. 6 will be delivered with the Prospectus, Supplement No. 3, Supplement No. 4 and Supplement No. 5. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries. Defined terms used herein shall have the meaning ascribed to those terms in the prospectus as supplemented unless the context otherwise requires.

The purpose of this Supplement No. 6 is to update our disclosure relating to our financial obligations.

PROSPECTUS UPDATES

Description of Real Estate Investments

The following disclosure is hereby added immediately following the section “Financing Obligations —  KeyBank Revolving Credit Facility” on page 177 of the Prospectus, as included in Supplement No. 3.

“Amendment to Senior Secured Revolving Credit Agreement

On September 18, 2014, American Realty Capital Healthcare Trust II Operating Partnership, L.P. (the “OP”) and the Company entered into a First Amendment to Senior Secured Revolving Credit Agreement (the “Amendment”) with KeyBank National Association (“KeyBank”), individually and as agent for itself and the other lenders party from time to time to the Senior Secured Revolving Credit Agreement dated as of March 21, 2014 (the “Credit Agreement”), to amend certain terms of the Credit Agreement. Under the Credit Agreement, the Company was permitted to make distributions to its stockholders only to the extent that the aggregate amount of distributions paid during the fiscal quarter and the previous three fiscal quarters did not exceed 95% of the Company’s Modified FFO (as defined in the Credit Agreement) (the “Distribution Limit”). Pursuant to the Amendment, the OP, the Company and KeyBank agreed that (i) during the time commencing on April 1, 2014 and ending on September 30, 2014, the Company may make distributions in excess of the Distribution Limit so long as the distributions are paid in cash and consistent with the rate paid by the Company in the past, (ii) during the time commencing on October 1, 2014 and ending on March 31, 2015, the Distribution Limit will increase from 95% to 125% of the Company’s Modified FFO, and (iii) commencing on April 1, 2015 and continuing thereafter, the Distribution Limit will return to the original rate of 95% of the Company’s Modified FFO. Notwithstanding these limits, the Company is also permitted to pay distributions in an amount equal to the minimum necessary to maintain the Company’s status as a REIT.”